EXHIBIT 10.31

MEMORANDUM OF UNDERSTANDING

This MEMORANDUM OF UNDERSTANDING (“Memorandum”) is made and entered into June 2, 2004 by and between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation, having a place of business at 17872 Cartwright Road, Irvine, California 92614 USA (hereinafter referred to as “Quantum”) and Sumitomo Corporation, a Japanese company, having a principal address at 8-11, Harumi 1-chome, Chuo-ku, Tokyo, 104-8610 Japan (hereinafter referred to as “Sumitomo”) (each of Quantum and Sumitomo referred to herein as a “Party” and together as “Parties”).

WHEREAS, the Parties desire to continue discussions regarding the establishment of a long term business relationship (the “Business Relationship”) wherein Quantum’s advanced composite hydrogen and compressed natural gas storage cylinders (the “Cylinders”), natural gas and hydrogen refueling systems, hydrogen and alternative fuel systems and related componentry (the “Systems”)(the Cylinders, Systems, and the engineering development from which they are derived shall herein collectively be referred to as the “Products”) would be provided to Japanese companies and governmental agencies and their affiliates (the “Customers”) except as specifically identified within Paragraph 1.2.7; and

WHEREAS, Quantum desires to commercialize the sales of the Products; and

WHEREAS, the Parties agree to grant to Sumitomo exclusive sales and distribution rights for the Products, so that Sumitomo may interface directly with the Customers; and

WHEREAS, Sumitomo desires to market and sell the Products to the Customers and to provide regulatory compliance certification support for the Products to be offered for sale in Japan; and

WHEREAS, in furtherance of the objectives referred to in this Memorandum, the Parties agree to exercise reasonable efforts to negotiate and effectuate the Business Relationship to be documented by a further definitive written agreement (the “Agreement”).

NOW THEREFORE, it is agreed as follows:

1.	Purpose

1.1	The Parties hereby agree to undertake good faith negotiations regarding the Agreement for the purpose of establishment of the Business Relationship, in accordance with the provisions of this Memorandum.

1.2	Concurrent with the negotiation of the Agreement, and prior to (1) the formal establishment of a Business Relationship, or (2) the Target Date (as defined below), whichever is the first to occur, the Parties hereby agree that:

1.2.1	Sumitomo shall be granted exclusive distribution rights to market, offer for sale, and sell the Products to the Customers; and

1.2.2

1.2.3	Sumitomo is authorized to organize technical meetings with the Customers to discuss and market the Products and coordinate technical meetings with Customers and Quantum, when required by Customers; and

1.2.4	Sumitomo shall pay all promotional expenses relating to the sales, marketing, or distribution of the Products to the Customers; and

1.2.5	Sumitomo shall coordinate with Quantum, and, when required, shall act on behalf of Quantum and liaise directly with any applicable Japanese governmental certification and/or regulatory compliance agencies, relative to the use of the Products.

1.2.6	Compensation.

1.2.6.1	Quantum agrees to compensate Sumitomo on a commission-based basis for any Product sold to any General Motors Corporation affiliate within Japan (“GM”), including, without limiting to, Suzuki, Subaru, and Isuzu. The base commission structure is attached as Exhibit A. The Parties herein agree that sales to GM, may from time to time, require a strategic cost sharing due to competitive situations or other strategic pricing initiatives, and that any deviations in commission structure will be mutually agreed to by the Parties; and

1.2.6.2	Except as otherwise noted herein, Quantum shall sell Product directly to Sumitomo at Quantum’s price, wherein Sumitomo will then mark-up to any final Customer pricing based upon Sumitomo’s knowledge of the Customer markets.

1.2.7	Exceptions. The following programs are not included within the scope of this Memorandum and are therefore not subject to Sumitomo compensation:

1.2.7.1	Programs currently under contract between Quantum and Suzuki Motor Company as of the date hereof (Two (2) 70 MPa storage modules and accompanying validation systems); and

1.2.7.2	All costs incurred to-date relating to the engineering and development of the one hundred eighty-five liter tank systems (185L) being developed for Toyota Motor Company by Quantum; and

1.2.7.3	All costs covering the engineering and development program and delivery of one hundred forty (140) “B2” (34 Liter) fuel storage modules to Toyota Motor Company by Quantum.

1.2.7.4	All costs associated with the pending sale of twenty (20) 160 liter bus tanks to the Toyota Motor Company currently scheduled for delivery in June 2004.

2.	Basis of Negotiations

2.1	The Parties agree that the Agreement to effectuate the Business Relationship will incorporate specific terms and conditions, as negotiated by the Parties, which shall include, but not be limited to a mutually agreeable position on the following issues:

2.1.1	The renewal of the distribution rights granted to Sumitomo for the sales and marketing of the Products to the Customers; and

2.1.2	The potential initiation and structure of a joint venture between the Parties; and

2.1.3	The structure and/or mechanism(s) and magnitude of investment by Sumitomo in the joint venture and/or Quantum; and

2.1.4	For Sumitomo to continue to act on behalf of Quantum and liaise directly with any applicable Japanese governmental certification and/or regulatory compliance agencies, relative to the use of the Products; and

2.1.5	The appropriate cost-share arrangement for any third-party validation testing of the Products, when required; and

2.1.6	Any other terms or conditions which either Party deems relevant to the establishment of the Business Relationship.

2.2	Each Party shall bear its own costs and expenses relating to any negotiations, discussions and activities conducted under this Memorandum, unless otherwise agreed in writing.

2.3	The Parties will discuss and determine the terms and conditions of the Agreement in the course of negotiations and discussions thereof.

3.	Negotiation Procedures and Term

3.1	It is the intention of the Parties that they will execute the Agreement based on the finalization of those terms and conditions contained herein no later than six (6) months from the date of this Memorandum (the “Target Date”).

3.2	If the Parties cannot execute the Agreement with respect to the Business Relationship by the Target Date, the Parties will discuss with each other the appropriate steps to be taken. If the Parties cannot reach an agreement on such appropriate step within sixty (60) days or any extended period as agreed between Parties after the Target Date, any Party may terminate this Memorandum forthwith by written notice to the other Party without incurring any liability to the other Party. Provided, Parties shall perform or pay any and all liabilities and debts already outstanding as of the termination date.

3.3

3.4	For avoidance of doubt, each of the Parties shall have the full and sole discretion whether or not to execute the Agreement with respect to the Business Relationship.

4.	Exclusivity

4.1	Except as indicated herein, during the term of this Memorandum Quantum shall not discuss, negotiate or otherwise deal with any third party in relation to the sales or distribution rights of the Products in Japan, or act in a way that is adverse to the interests of Sumitomo

4.1.1	Quantum herein reserves the right to at any time directly interface or otherwise communicate with any existing Quantum Customers as of the date of this Memorandum and as may be deemed necessary by either the Customer or Quantum.

4.2	Except as indicated below, during the term of this Memorandum, Sumitomo shall not act in a way that is adverse to the interests of Quantum, nor shall Sumitomo discuss, negotiate, market, offer for sale, sell, offer to distribute, distribute or otherwise deal with any third party in relation to any product which may compete with Quantum’s Cylinders without Quantum’s prior written consent.

4.2.1	Sumitomo reserves the right to engage Flatfield, Inc. in the performance of Natural Gas Vehicle (“NGV”) conversion services, with such services limited to the retrofitting of vehicles, and with such services being defined as outside the scope of this Memorandum.

5.	Validity

5.1	This Memorandum shall become effective on the date first written above.

5.2	Upon occurrence of any of the following events to any Party, the other Party may forthwith by written notice terminate this Memorandum:

5.2.1	if a Party commits a material breach of any provision of this Memorandum and does not cure that breach within fifteen (15) days after the notice requiring such cure from other Party, or does not commence to cure that breach within such fifteen (15) days if cure thereof is not possible within such fifteen (15) days; or

5.2.2	if a Party becomes insolvent or bankrupt or enter into liquidation, bankruptcy, reorganization or other proceedings of similar nature.

5.3	Terminations for reasons other than 5.2.1 or 5.2.2 above:

5.3.1	within sixty (60) days of written notice of a Party’s intent to terminate, the Parties shall participate in a face-to-face discussion at a mutually agreeable time and location to address and negotiate in good faith:

5.3.1.1	any transistion, transfer, or other logistical issues; and

5.3.1.2	any termination or other termination-related cost share items; and

5.3.1.3	termination shall be considered effective thirty (30) days from the date of the face-to-face discussions.

6.	Confidentiality

6.1	Attached hereto and incorporated herein is a Confidentiality and Proprietary Information Agreement to enable further and more detailed discussions to be conducted between the Parties to reach agreement on the terms of their prospective Business Relationship.

6.2	If the existence of the discussions or the potential Business Relationship referenced herein are publicly announced, such announcement shall be jointly made by the Parties and the Parties shall, in advance, discuss and agree to the time and the contents thereof.

7.	Miscellaneous

7.1	Except for the Confidentiality and Proprietary Information Agreement, which is intended to be binding, nothing in this Memorandum is intended to obligate the Parties to enter into any specific business relationship or other transaction, each of which, should they occur, will be covered by specific agreements to be negotiated and executed by the Parties.

7.2	Nothing contained herein shall be construed as creating any legal agency, partnership or joint venture between the Parties.

7.3	This Memorandum shall be construed in accordance with and governed by the laws of the State of New York without regard to the principle of conflict of laws. All dispites arising out of or in connection with this Memorandum shall be finally settled by arbitration to be held in Honolulu, the State of Hawaii, under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

7.4	No part of this Memorandum may be amended or modified except by an instrument in writing signed by the authorized representative of the Parties.

7.5	This Memorandum and rights and obligations hereunder may not be assigned or otherwise disposed of by any Party without prior written consent of the other Party.

7.6	This Memorandum supersedes all prior agreements, written or otherwise, between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Memorandum as of the date first above written.

Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation

By:	/s/ Alan Niedzwiecki
Name:	Alan Niedzwiecki
Title:	President & CEO

Date:

Sumitomo Corporation, a Japanese company

By:	/s/ Noboru Nishimura
Name:	Mr. Noboru Nishimura
Title:	General Manager
New Business Development Department

Date:

Exhibit A

to

MEMORANDUM OF UNDERSTANDING

Annual Product Revenue from GM* ($US)	Commission**
$1 to $5,000,000	7%
$5,000,001 - $10,000,000	5%
$10,000,001 +	3%

*	Annual Product Revenue from GM is the revenue generated from product sales to GM within Quantum’s reported fiscal year (excluding Section 1.2.7). Revenues are recorded based on Generally Accepted Accounting Principles (GAAP) and reported within Quantum’s Securities Exchange Commission (SEC) filings.
**	The commission structure is cumulative. For example, Annual Product Revenue from GM of $8,000,000 would equate to a commission of 7% on the initial $5,000,000 and 5% on the next $3,000,000 for a total commission of $500,000.